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                                                                     Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  VOLCOM, INC.,
                             A DELAWARE CORPORATION

      Volcom, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      1. The Corporation's Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 27, 2005.

      2. The Board of Directors of this Corporation has duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of this Corporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

      "RESOLVED that the Restated Certificate of Incorporation of this Corporation is hereby amended by amending and restating the Article IV, thereof so that, as amended, Article IV shall read in its entirety as follows:

      A. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock that the Corporation shall have authority to issue is 70,000,000, of which (i) 60,000,000 shares shall be Common Stock, $0.001 par value per share (the "Common Stock") and (ii) 10,000,000 shares shall be shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock").

      B. PREFERRED STOCK. Subject to the limitations and in the manner provided by law, the Board of Directors or a duly-authorized committee of the Board of Directors, in accordance with the laws of the State of Delaware, is hereby authorized to, from time to time, provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), setting forth such resolution, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding); provided that, in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series as well as the number of shares authorized for issuance in each series; (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (iv) dates at which dividends, if any, shall be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (viii) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other Corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any
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adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (ix) the voting rights, if any, of the holders of shares of the series generally or upon specified events; (x) any other rights, powers, preferences of such shares as are permitted by law.

      C. STOCK SPLIT. Effective upon the filing of this Certificate of Amendment of Restated Certificate of Incorporation (the "Effective Time") every one (1) issued and outstanding share of Common Stock of the Corporation shall be and hereby is automatically split, subdivided and reclassified as 23.3192 shares of Common Stock of the Corporation (the "Forward Stock Split"). No fractional share of Common Stock shall be issued as a result of the Forward Stock Split. In lieu of any fractional share to which a holder would otherwise be entitled, after aggregating all such fractions of a share, such holder shall be entitled to receive cash in an amount equal to the product obtained by multiplying such fraction by $16.00, such payment to be made by the Corporation upon surrender of a certificate or certificates representing the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time held by such holder to the Corporation or its transfer agent. The Corporation's transfer agent shall provide certificates representing the split, subdivided and reclassified shares of Common Stock of the Corporation in exchange for and upon receipt and surrender of certificates representing shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, certificates representing shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time until they are surrendered shall represent only the right of the holders thereof to receive shares of the split, subdivided and reclassified shares of Common Stock of the Corporation resulting from the Forward Stock Split."

      3. This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted and approved by the stockholders of this Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed as of the 14th day of June 2004 and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Volcom, Inc. is the act and deed of Volcom, Inc.


                               Volcom, Inc.,
                               a Delaware corporation


                               By:   /s/ Douglas P. Collier
                                     -----------------------
                                     Douglas P. Collier
                                     Chief Financial Officer



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